Exhibit 99.1

Sterling Construction Company, Inc. reports financial results for Fiscal 2003

Contact:	Joseph Harper, President	(281) 821 9091
	Maarten Hemsley, Chief Financial Officer	(781) 934-2219

(Wilmington, DE) March 25, 2004... Sterling Construction Company, Inc. (AMEX: STV) (“Sterling” or “the Company”) today announced record revenues and profits for its fiscal year ended December 31, 2003.

Consolidated net income for Fiscal 2003 increased to $5.4 million, representing $1.06 per share ($0.84 per share on a diluted basis) from the prior year level of $4.7 million or $0.93 per share ($0.78 on a diluted basis). Net income for 2003 is reported after an income tax charge, even though most federal taxes are sheltered by the Company’s substantial tax loss carryforwards, whereas net income for 2002 reflected a tax benefit of $1.25 million due to an increase in the Company’s deferred tax asset. Accordingly, profits before income taxes (but after deducting minority interest) were $7.3 million for 2003, or $1.43 per share on an undiluted basis ($1.12 diluted), compared with $3.5 million, or $0.69 per share undiluted ($0.57 diluted), in 2002.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), net of minority interest, were $14.2 million for Fiscal 2003, an increase of 40% from the 2002 level of $10.1 million.

Commenting on these results Joe Harper, Sterling’s President, noted that revenues and profits for 2003 achieved record levels due to exceptional performance by the Construction Segment, which enjoyed increases of 33% in revenues and 39% in gross profits compared with 2002. The results were achieved as a result of a combination of positive factors, including cyclical strength in the Texas construction markets, which led to a strong backlog throughout most of the year and good levels of gross margin on many contracts; the acquisition of the Kinsel business in 2002; and generally favorable weather that enabled the Company to complete jobs faster and more efficiently than usual.

Mr. Harper went on to say that the Company’s contract backlog, which was $141 million at the end of 2003, is currently estimated at $135 million, but a portion of this is not expected to be completed until 2005, so that, as noted in prior earnings releases, Construction Segment revenues for 2004 are not currently expected to match the exceptionally strong levels of 2003. Reflecting a weaker construction market, and current backlog levels, together with less favorable weather during the first quarter of 2004, the Company has budgeted in 2004 for contract revenues of between $135 and $140 million, compared with $149 million achieved in 2003, and gross margins on contracts scheduled for completion in 2004 are currently expected to be lower than the 12.0% achieved in Fiscal 2003. While management hopes to win new contracts, some parts of which may be built in 2004, and to improve on budgeted margins as contracts are completed this year, Mr. Harper cautioned that there can be no assurance that the Company will be able to do either.

Accordingly, the Company’s 2004 budget reflects consolidated revenues between $155 and $160 million, and management is not currently forecasting consolidated EBITDA for 2004 above the $10 million level achieved in 2002, nor consolidated pre-tax income for 2004 above the $3.5 million level achieved in 2002.

Sterling Construction Company, Inc.
Summary Consolidated Statements of Operations
($ thousands, except per share data)	December 31, 2003	December 31, 2002
Revenues	$169,532	$134,317
Expenses, including interest expense, net of other income	160,608	129,972

Income before minority interest expense and income taxes	8,924	4,345
Minority interest .	(1,627)	(873)

Pre-tax income	7,297	3,472
Current income tax expense	(246)	(14)
Deferred tax (expense) benefit	(1,632)	1,264

Net income	$5,419	$4,722

Per share amounts:
Basic	$1.06	$0.93
Diluted	$0.84	$0.78
Weighted average shares outstanding, basic	5,089,849	5,061,598
Weighted average shares outstanding, diluted.	6,488,376	6,101,515

Sterling operates through two subsidiaries, 80.1% owned Sterling Houston Holdings (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects in Texas, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

Construction Segment revenues for Fiscal 2003 were $149 million, an increase of $37 million from the prior year. The increase was due to higher revenues on municipal and state highway contracts and the effect of a full year of ownership of the Kinsel business acquired in 2002, enhanced by generally favorable weather conditions.

Distribution Segment sales in Fiscal 2003 were $20.5 million, a 9% decrease, due principally to the loss of a major customer in 2002, and there was a related decrease in gross profits.

To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation under current tax laws could adversely affect the tax losses.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

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